As filed with the Securities and Exchange Commission
                      on November 30, 1998

                                     Registration No. 333-______

_________________________________________________________________
_________________________________________________________________

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                           ___________

                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                           ___________

                        ADAMS GOLF, INC.
     (Exact name of Registrant as specified in its charter)

           Delaware                         75-2320087
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)         Identification No.)
                           ___________

300 Delaware Avenue, Suite 548
     Wilmington, Delaware                           19801
(Address of Principal Executive Offices)          (Zip Code)
                           __________

           Adams Golf, Inc. 1998 Stock Incentive Plan
                    (Full title of the plan)
                           ___________

     B. H. (Barney) Adams                            Copy to:
     Chief Executive Officer                     Joseph A. Hoffman
  300 Delaware Avenue, Suite 548                 Arter & Hadden LLP
   Wilmington, Delaware 19801               1717 Main Street, Suite 4100
(Name and address of agent for service            Dallas, Texas 75201
                                                      214-761-2100

        302-427-5892
(Telephone number, including
area code, of agent for service)

                           __________

                 CALCULATION OF REGISTRATION FEE

  Title of         Amount to     Proposed    Proposed     Amount of
 Securities            be        Maximum      Maximum    Registration
   to be           Registered    Offering    Aggregate       Fee
 Registered                     Price Per    Offering
                                Share (1)      Price
----------------   ----------   ---------    ---------   ------------
Common Stock       1,800,000      $4.00     $7,200,000    $2,001.60
Par Value $.001

--------------
(1) Based upon the average of the high and low sales prices of the Common Stock on the Nasdaq Stock Market's National Market on November 24, 1998; determined in accordance with Rules 457(c) and
(h) solely for the purpose of determining the amount of the registration fee.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents and reports filed by Adams Golf, Inc. (the "Company") with the Securities and Exchange Commission
(the "Commission") are incorporated herein by reference:

     (a) The Company's prospectus filed with the Commission pursuant to Rule 424(b) on July 13, 1998 in connection with the Company's Registration Statements on Form S-1 (File Nos. 333-
51715, 333-58917), including the exhibits thereto;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-24583);

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-24583); and

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (file No. 000-24583), including any amendment or report filed for the purpose of updating such description.

     All documents filed after the date of the filing of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article VII of the Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General
Corporation Law ("DGCL").

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses, despite such adjudication of liability.

     Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article IX of the Certificate of Incorporation includes the following provision:

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     Section 14 of the Plan provides for indemnification of the Board of Directors of the Company or the members of the committee appointed by the Board to administer the Plan as follows:

          Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Certificate of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

     The Company has purchased directors and officers liability insurance that provides coverage for directors and officers with respect to certain liabilities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          4.1      Adams Golf, Inc. 1998 Stock Incentive Plan (filed as
                   Exhibit 4.1 to the Company's Registration Statement on Form S-1 as filed on May 4, 1998, File No. 333-51715), incorporated herein by reference.

           4.2 Forms of Stock Option Agreements to be used in connection with the Adams Golf, Inc. 1998 Stock Incentive Plan (filed herewith).

           5.1     Opinion of Arter & Hadden LLP

          23.1     Consent of KPMG Peat Marwick LLP

          23.2     Consent of Arter & Hadden LLP (included in Exhibit 5.1)

Item 9.  Undertakings.

     A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on this 30th day of November, 1998.

                              ADAMS GOLF, INC.


                              By:  /s/ DARL P. HATFIELD
                                 --------------------------------
                                   Darl P. Hatfield
                                   Senior Vice President-Finance
                                   and Administration and Chief
                                   Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signatures                Titles                       Date
----------                ------                       ----

/s/ B.H. (BARNEY) ADAMS   Chairman of the Board,       November 30, 1998
------------------------  Chief Executive Officer and
B. H. (Barney) Adams      President (principal
                          executive officer)

/s/ DARL P. HATFIELD      Senior Vice                  November 30, 1998
------------------------  President-Finance and
Darl P. Hatfield          Administration and Chief
                          Financial Officer
                          (principal financial and
                          accounting officer)

/s/ RICHARD H. MURTLAND   Vice President-Research and  November 30, 1998
------------------------  Development, Secretary,
Richard H. Murtland       Treasurer and Director


/s/ PAUL F. BROWN, JR.    Director                     November 17, 1998
------------------------
Paul F. Brown, Jr.

/s/ ROLAND E. CASATI      Director                     November 30, 1998
------------------------
Roland E. Casati

/s/ FINIS F. CONNER       Director                     November 30, 1998
------------------------
Finis F. Conner

/s/ MARK R. MULVOY        Director                     November 30, 1998
------------------------
Mark R. Mulvoy

/s/ STEPHEN R. PATCHIN    Director                     November 19, 1998
------------------------
Stephen R. Patchin

/s/ JOHN SIMPSON          Director                     November 30, 1998
------------------------
John Simpson

                          EXHIBIT INDEX

Exhibit   Exhibit
Number
-------   -------

  4.1     Adams Golf, Inc. 1998 Stock Incentive Plan (filed as
          Exhibit 4.1 to the Company's Registration Statement on
          Form S-1 as filed on May 4, 1998, File No. 333-51715), incorporated herein by reference.

  4.2 Forms of Stock Option Agreements to be used in connection with the Adams Golf, Inc. 1998 Stock
          Incentive Plan (filed herewith).

  5.1     Opinion of Arter & Hadden LLP

 23.1     Consent of KPMG Peat Marwick LLP

 23.2     Consent of Arter & Hadden LLP (included in Exhibit 5.1)